Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Chelsea Therapeutics International, Ltd., of our report dated March 10, 2008, with respect to the 2006 and 2007 consolidated financial statements of Chelsea Therapeutics International, Ltd. and Subsidiary included in its Annual Report on Form 10-K for the year ended December 31, 2008.

/s/ J.H. Cohn LLP

Roseland, New Jersey

June 24, 2009